Exhibit 99.1

Kindred Biosciences Announces Positive Results from Pivotal Study of KIND-010 for the Management of Weight Loss in Cats
Conference call and webcast scheduled for 4:30 p.m. ET / 1:30 p.m. PT today
San Francisco, CA (May 16, 2016) Kindred Biosciences, Inc. (NASDAQ: KIN), a biopharmaceutical company focused on saving and improving the lives of pets, today announced positive topline results from its pivotal field study of KIND-010, mirtazapine transdermal gel, for the management of weight loss in cats.
This study, KB105, was a multicenter, randomized, double-blind, placebo-controlled pivotal field study that enrolled 231 cats to assess the effectiveness of KIND-010 in stimulating weight gain in cats. The primary endpoint was percentage change in body weight from Day 1 to Week 2. At Week 2, the mean percent increase in body weight from Day 1 was 4.07% in the KIND-010 group (n=90), versus 0.29% in the placebo group (n=97) (p<0.0001). Based on a preliminary review of the safety data, the drug appears to be well tolerated.
“I would like to thank the KindredBio team and our investigators. Inappetence in cats is a serious disease, and is one of the leading causes of veterinary visits among cat owners. We are very pleased to advance this drug closer to approval. The pivotal study was completed on budget and ahead of schedule, underscoring our ability to develop therapeutics that improve the lives of companion animals quickly and in a cost-efficient manner,” said Richard Chin, M.D., President and Chief Executive Officer. “We look forward to continuing to build on our successes.”
The Company plans to file the Effectiveness Technical Section with the data from the KB105 pivotal field study with the Food and Drug Administration (FDA) in the third quarter of 2016. KindredBio has already filed the Chemistry, Manufacturing, and Controls technical section of the New Animal Drug Application with the FDA and completed the in-life portion of the Target Animal Safety Study successfully.
Conference Call and Webcast
KindredBio will host a conference call and webcast today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 12596310.  The call will also be webcast live at http://edge.media-server.com/m/p/2fukht6k. A replay will also be available at that link for 30 days.
About Inappetence in Cats
Inappetence is a serious unmet medical need in cats, and may be caused by multiple factors, including chronic illness or infection. If untreated, it may lead to hepatic failure, which can be a life-threatening condition. Inappetence is common in cats, especially in older cats. On average, a small animal veterinarian may see up to 7 cats per week with the condition.
About Kindred Biosciences
Kindred Biosciences is a development-stage biopharmaceutical company focused on saving and improving the lives of pets.  Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy.  The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats, and horses.  The Company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes. www.kindredbio.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.
These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking

Exhibit 99.1

statements.  These risks include, but are not limited to, the following:  our limited operating history and expectations of losses for the foreseeable future; the absence of revenue from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC.  As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release.   Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
Contact
Russell Radefeld
KindredBio
russell.radefeld@kindredbio.com
(650) 701-7904